Exhibit 99.1



Vitesse Reports Results for Fourth Quarter and Fiscal Year-Ended 2003

    CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 23, 2003--Vitesse Semiconductor Corporation (Nasdaq:VTSS) ("Vitesse" or the "Company") today reported results for the fourth quarter and fiscal year ended September 30, 2003. Revenues on a generally accepted accounting principles (GAAP) basis in the fourth quarter of fiscal 2003 were $42.8 million (which excludes $3.5 million from discontinued operations, as discussed below), compared to $35.6 million in the fourth quarter of fiscal 2002 (which excludes $2.5 million from discontinued operations) and $39.7 million in the third quarter of fiscal 2003 (which excludes $3.4 million from discontinued operations). GAAP revenues for the year ended September 30, 2003 were $156.4 million (which excludes $11.5 million from discontinued operations), compared to $151.7 million in the year ended September 30, 2002 (which excludes $10.6 million from discontinued operations). Pro-forma revenues (which includes revenues from discontinued operations) in the fourth quarter of fiscal 2003 were $46.3 million, an increase of 22% from the $38.1 million in the fourth quarter of fiscal 2002 and an increase of 7% from the $43.2 million in the third quarter of fiscal 2003. Pro-forma revenues for the year ended September 30, 2003 were $167.9 million, an increase of 3% from the $162.4 million in the year ended September 30, 2002.
    On a GAAP basis, net loss for the fourth quarter of fiscal 2003 was $36.0 million or $0.17 loss per share compared to net income of $3.7 million or $0.02 income per share in the fourth quarter of fiscal 2002 and net loss of $95.0 million or $0.47 loss per share in the third quarter of fiscal 2003. Net loss for the twelve months ended September 30, 2003 was $167.2 million or $0.82 loss per share compared to net loss of $883.5 million or $4.45 loss per share for the twelve months ended September 30, 2002.
    In the fourth quarter of fiscal 2003, the Company sold its line of optical module products to Avanex Corporation for 1.37 million shares of Avanex stock. In accordance with GAAP, results of operations for the optical module business and the loss on disposal of the related net assets have been recorded as discontinued operations for all periods presented. The net loss for the fourth quarter of fiscal 2003 and the year ended September 30, 2003, includes $1.6 million and $22.1 million, respectively in loss from discontinued operations, net of tax benefit.
    In the third quarter of fiscal 2003, the Company announced other cost reduction measures including the closure of its 6-inch Gallium Arsenide (GaAs) wafer fabrication facility in Colorado Springs. In connection with these actions, in the fourth quarter of fiscal 2003, the Company recorded a $1.5 million restructuring charge for office closures, severance and benefits, and a $3.1 million charge for the write down of the Colorado Springs facility. The Company also recorded a $5.2 million charge for the write down of certain private equity investments. Additionally, the Company recorded a charge of $3.0 million for in-process research and development in connection with the acquisitions of APT Technologies and Multilink Technology, that were completed during fiscal 2003.
    Pro-forma net loss for the fourth quarter of fiscal 2003 was $7.1 million or $0.03 loss per share, compared to pro-forma net loss of $18.7 million or $0.09 loss per share in the fourth quarter of fiscal 2002 and pro-forma net loss of $9.1 million or $0.04 loss per share in the prior quarter. Pro-forma net loss for the year ended September 30, 2003 was $40.0 million or $0.20 loss per share, compared to pro-forma net loss of $85.0 million or $0.43 loss per share in the year ended September 30, 2002. Pro forma net loss, as detailed in the attached reconciliation table, excludes the asset impairment and in-process research and development charges detailed above, the amortization of intangible assets and acquisition-related deferred stock-based compensation, other severance and restructuring charges, the write down of investments, tax adjustments, loss from discontinued operations, as well as, in the case of the results for the year ended September 30, 2002 and 2003, an inventory obsolescence charge and gain on extinguishment of debt.
    Vitesse President and CEO, Lou Tomasetta, commented, "I am pleased to report another quarter of sequential revenue growth. In conjunction with all the measures we have taken to consolidate our operations and reduce costs, this has taken us one step closer towards our near-term goal of achieving profitability. Overall, all of our end markets showed improvement this quarter. While storage has been strong for the past year, we are seeing increased deployment of systems that use our products in metro and enterprise applications. We continue to expect our growth in the near term to be driven by these next-generation systems rather than a recovery in legacy markets."
    Mr. Tomasetta continued, "We expect that revenues from continuing operations will increase by approximately $5 million to about $48 million in the first quarter of fiscal 2004. We are also forecasting our losses to decline, with our GAAP loss expected to be between $0.06 to $0.09 per share and pro-forma loss (excluding the amortization of intangible assets and acquisition-related deferred stock-based compensation and other severance and restructuring charges) to be $0.01 per share in the first quarter of fiscal 2004."
    The Company will hold a conference call on October 23, 2003 at 2:00 p.m. PDT. A live web cast of the call will be available on Vitesse's Web site at www.vitesse.com. A replay of the web cast will be available on the Company's Web site after the call. Those without Internet access may listen to a live audio of the call by telephone by calling 1-888-201-8018 (United States and Canada) or 1-706-634-1300 (International). Conference name is "Vitesse Semiconductor Corporation." A telephone replay of the call will be available beginning at 5:00 p.m. PDT on October 23 and will run through October 30, 2003. Dial-in for the telephone replay is 1-706-645-9291, conference passcode is 3123752.

    About Vitesse

    Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

    Forward-Looking Statements

    This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operating results. Our actual results could differ materially from our forward looking statements for a variety of reasons, including among other things, failure of our markets to achieve expected growth, delays or cancellations of orders by our customers, competition in our markets, unexpected expenses or increased expenses associated with bringing new products to market and the discontinuation of certain operations, difficulties in bringing new products to market and possible future write-downs of assets. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2002, and our Quarterly Report on Form 10-K for the quarter ended June 30, 2003.
    Vitesse provides pro-forma statement of operations data, revenue, net loss and net loss per share in this press release, as additional information regarding its operating results. The Company believes that the additional pro-forma information is useful to investors for the performance of financial analysis. Management uses this information internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company's future periods. However, pro-forma information is not in accordance with, nor is it a substitute for, GAAP financial information. Please consult the reconciliation table immediately following the pro-forma Statement of Operations for a reconciliation of GAAP results to pro-forma results.


                   VITESSE SEMICONDUCTOR CORPORATION
                           FINANCIAL SUMMARY

Statement of Operations - GAAP basis
(in thousands except per share data)


                       Three months ended         Twelve months ended
                          (unaudited)
                  Sept 30,   Sept 30,  June 30,   Sept 30,    Sept 30,
                    2003       2002     2003        2003        2002

Revenues          $ 42,791  $  35,610 $39,738  $  156,371 $   151,738
Costs and
 expenses:
  Cost of
   revenues         17,515     17,151  23,312      73,163     110,155
  Engineering and
   development      30,208     34,766  27,170     110,145     147,272
  Selling,
   general and
   administrative   12,947     15,174  13,366      54,020      68,161
  Restructuring
   charge            4,611      3,046  49,083      54,030     608,899
  In process
   research and
   development
   expense           3,000         --      --       3,000          --
  Amortization of
   intangible
   assets            2,408        880     881       5,051       5,158
Loss from
 continuing
 operations,
 before other
 income &
 income taxes      (27,898)   (35,407) (74,074)  (143,038)   (787,907)
Other income
 (expense), net     (5,385)    (4,590)  (183)      (4,631)     (1,997)
Gain on
 extinguishment
 of debt               ---     49,169    ---       16,550      66,267
Income (loss)
 from continuing
 operations
 before income
 taxes             (33,283)     9,172 (74,257)   (131,119)   (723,637)
Income tax
 expense             1,086      1,991   8,004      13,996     139,127
Income (loss)
 from continuing
 operations        (34,369)     7,181 (82,261)   (145,115)   (862,764)

Loss from
 discontinued
 operations,
 net of tax
 benefit            (1,632)    (3,520) (12,732)   (22,074)    (20,762)
Net income (loss) $(36,001)  $  3,661 $(94,993) $(167,189)  $(883,526)

Net income (loss)
 per share -
 diluted:
     Continuing
      operations     (0.16)      0.04   (0.41)     (0.71)       (4.34)
     Discontinued
      operations     (0.01)     (0.02)  (0.06)      (0.11)      (0.11)
Net income (loss)
 per share-
 diluted          $  (0.17) $    0.02  $(0.47)  $   (0.82)   $  (4.45)

Weighted average
 shares- diluted   208,722    200,416 203,704     203,801     198,608



Condensed Consolidated Balance Sheet Data - GAAP basis
(in thousands)


                                                   Sept. 30, Sept. 30,
                                                     2003     2002
Assets:
Cash and investments                               $234,574  $310,240
Accounts receivables, net                            35,171    37,153
Inventories, net                                     24,851    25,045
Prepaid expenses and other current assets             4,457     8,052
Property and equipment, net                          92,541   118,737
Restricted long-term deposits                        57,101    89,992
Goodwill and intangible assets                      194,058   165,802
Assets held for sale                                    ---    29,507
Other assets                                         22,991    42,731
  Total assets                                     $665,744  $827,259

Liabilities and Shareholders' Equity:
Accounts payable                                   $ 11,553  $  8,502
Accrued expenses and other current liabilities       21,492    16,923
Accrued restructuring                                29,110    35,527
Accrued interest                                        257       433
Deferred gain                                         9,330     8,891
Income taxes payable                                  1,913     1,123
Liabilities held for sale                               ---     4,798
Other long-term liabilities                           9,259       ---
Convertible debt, due March 2005                    195,732   263,703
Minority interest                                     1,590     4,654
Shareholders' equity                                385,508   482,705
  Total liabilities and shareholders' equity       $665,744  $827,259

Supplemental reconciliation of GAAP revenue to unaudited pro-forma revenue:
(in thousands except per share data)


                       Three months ended         Twelve months ended
                  Sept 30,  Sept 30,    June 30,  Sept 30,   Sept 30,
                    2003     2002         2003      2003       2002


GAAP revenue      $ 42,791 $ 35,610     $ 39,738 $ 156,371  $ 151,738
Revenue from
 discontinued
 operations          3,522    2,492        3,436    11,500     10,619
Pro-forma revenue $ 46,313 $ 38,102     $ 43,174 $ 167,871  $ 162,357

Supplemental
 reconciliation of GAAP
 net loss
to unaudited pro-forma
 net loss:
  GAAP net income
   (loss)         $(36,001)$  3,661     $(94,993)$(167,189) $(883,526)

  Adjustments to net
   income (loss):
    Amortization of
     goodwill and
     intangibles
     from
     acquisitions    2,408      880          881     5,051      5,158
    Amortization of
     deferred
     compensation    8,989    6,768        5,442    25,453     27,860
    Accounts
     receivable
     impairment
     charge            ---      ---          ---       ---      3,000
    Other investment
     impairment
     charge          5,161    5,040          ---     5,161      5,040
    Inventory
     obsolescence
     charge            ---      ---        6,808     6,808     30,533
    Restructuring
     charge          1,468    3,046       49,083     2,809    608,899
    Fixed asset
     impairment
     charge          3,143      ---          ---    51,221        ---
    In process
     research and
     development
     charge          3,000      ---          ---     3,000        ---
    Gain on
     extinguishment
     of debt           ---  (49,169)         ---   (16,550)   (66,267)
    Discontinued
     operations      1,632    3,520       12,732    22,074     20,762
    Tax adjustment   3,095     7,555       10,904    22,117    163,494
  Pro-forma net
   loss           $ (7,105)$(18,699)    $ (9,143)$ (40,045) $ (85,047)

GAAP net income
 (loss) per share
  -diluted        $  (0.17)$   0.02     $  (0.47)$   (0.82) $   (4.45)
Adjustment to net
 loss per share-
 diluted              0.14     (0.11)        0.43      0.62      4.02
Pro-forma net loss
 per share-
 diluted          $  (0.03) $  (0.09)    $  (0.04)$   (0.20) $  (0.43)

Weighted average
 shares-
 diluted           208,722  200,077      203,704   203,801    198,608


Pro-forma Statement of Operations
 (in thousands except per share data)

                          Three months ended      Twelve months ended
                              (unaudited)
                     Sept 30,  Sept 30,  June 30,  Sept 30,   Sept 30,
                       2003     2002       2003     2003       2002

Revenues            $ 46,313  $ 38,102  $ 43,174  $167,871  $ 162,357
Costs and expenses:
  Cost of revenues    20,531    19,015    19,898    78,732     86,550
  Engineering and
   development        22,682    31,994    22,987    93,696    139,026
  Selling, general
   and
   administrative     13,481    15,397    13,753    55,742     66,505
Loss from
 operations          (10,381)  (28,304)  (13,464)  (60,299)  (129,724)
Other income
 (expense), net         (224)      395      (183)      530      2,788
Loss before income
 taxes               (10,605)  (27,909)  (13,647)  (59,769)  (126,936)
Income tax benefit    (3,500)   (9,210)   (4,504)  (19,724)   (41,889)
Net loss            $ (7,105) $(18,699) $ (9,143) $(40,045) $ (85,047)
Weighted average
 shares - diluted    208,722   200,077   203,704   203,801    198,608
Net loss per share-
 diluted            $  (0.03) $  (0.09) $  (0.04) $  (0.20) $   (0.43)

    CONTACT: Vitesse Semiconductor Corporation
             Eugene F. Hovanec, 805-388-3700